Schedule A

Fund	Date	Transaction	Number of shares	Price
Perceptive Life Sciences Master Fund, Ltd.	11/14/2025	Sale	28,242	$3.8942(1)
Perceptive LS (A), LLC	11/14/2025	Sale	3,173	$3.8942 (1)
Perceptive Life Sciences Master Fund, Ltd.	11/17/2025	Sale	3,021	$3.85(2)
Perceptive LS (A), LLC	11/17/2025	Sale	339	$3.85(2)
Perceptive Life Sciences Master Fund, Ltd.	11/18/2025	Sale	5,222	$3.6689 (3)
Perceptive LS (A), LLC	11/18/2025	Sale	587	$3.6689 (3)

1 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $3.85 to $3.91 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range.

2 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $3.85 to $3.85 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range.

3 The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $3.65 to $3.75 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within such range.